Exhibit 99.1

JOHN FAHEY APPOINTED NON-EXECUTIVE CHAIRMAN OF TIME INC.

DAN ROSENSWEIG NOMINATED TO BOARD OF DIRECTORS

Joseph A. Ripp and Sir Howard Stringer to Retire from Board

NEW YORK—May 10, 2017— Time Inc. (NYSE:TIME) today announced that the Company’s Board of Directors has elected John Fahey, current Lead Independent Director, to the position of Non-Executive Chairman, effective at the time of the 2017 Annual Meeting of Stockholders on June 29, 2017.

The Company also announced that Dan Rosensweig, President & Chief Executive Officer of online learning platform Chegg, Inc. and former Chief Operating Officer at Yahoo!, has been nominated to the Board. Rosensweig also has held positions of President & Chief Executive Officer of Activision subsidiary RedOctane, President of CNET Networks, Inc., and President and Chief Executive Officer of Ziff-Davis subsidiary ZDNet. Mr. Rosensweig will stand for election at the 2017 Annual Meeting of Stockholders.

Executive Chairman Joseph A. Ripp and Director Sir Howard Stringer will be retiring from the Board and will not seek re-election at the 2017 Annual Meeting of Stockholders.

Fahey stated, “Time Inc. is an exceptional company with a unique set of brands and assets and significant growth opportunities. The Board and I will continue to work with President and CEO Rich Battista to deliver on these opportunities as quickly as possible and to build shareholder value. We look forward to welcoming Dan to the Board. Dan brings valuable digital and technology experience gained from his leadership positions at high-growth consumer Internet and media companies. We believe the Board and the Company will benefit from his talent and insights.”

Rosensweig said, “I am honored to be nominated to the Time Inc. Board. Time Inc. has incredible assets and capabilities, and I look to use my experience, including leading Chegg’s successful digital transition, as Time Inc. continues to accelerate its growth in digital and video and extend its powerful brands across a full range of media platforms.”

Fahey continued, “On behalf of the Board, I’d like to thank Joe and Howard for their tireless work for Time Inc. I know that they share our confidence in Time Inc.’s strategic plan and tremendous potential. We wish them well in their future endeavors.”

Biographical Information for Dan Rosensweig

Rosensweig has served as President & Chief Executive Officer of Chegg, Inc. (NYSE: CHGG), a leading student-first connected learning platform, since February 2010, and as the Chairman of Chegg, Inc. since March 2010. Prior to joining Chegg, Inc., Rosensweig was President & Chief Executive Officer of RedOctane, a business unit of Activision Publishing, Inc., a developer, publisher and distributor of interactive entertainment and leisure products, including Guitar Hero, beginning in 2009. Prior to that, Rosensweig was an Operating Principal at the Quadrangle Group, a private investment firm from 2007, and served as Chief Operating Officer of Yahoo! Inc. from 2002. Earlier, he served as the President of CNET Networks, Inc., an interactive media company, from 2000, and 18 years with Ziff-Davis, an integrated media and marketing services company, including roles as President and Chief Executive Officer of its subsidiary ZDNet, from 1997 to 2000, when ZDNet was acquired by CNET. Rosensweig currently serves on the Board of Directors of Adobe Systems Incorporated.

ABOUT TIME INC.

Time Inc. (NYSE:TIME) is a leading content company that engages over 170 million consumers every month through our portfolio of premium brands across platforms. By combining our distinctive content with our proprietary data and people-based targeting, we offer highly differentiated end-to-end solutions to marketers across the multimedia landscape. Our influential brands include People, Time, Fortune, Sports Illustrated, InStyle, Real Simple and Southern Living, as well as approximately 50 diverse titles in the United Kingdom. Time Inc. has been extending the power of our brands through various acquisitions and investments, including Viant, an advertising technology firm with a specialized people-based marketing platform; The Foundry, Time Inc.’s creative lab and content studio; and the People Entertainment Weekly Network (PEN). The Company is also home to celebrated events, such as the Time 100, Fortune Most Powerful Women, People’s Sexiest Man Alive, Sports Illustrated’s Sportsperson of the Year, the Essence Festival and the Food & Wine Classic in Aspen.

CONTACT

Greg Giangrande, 212-522-2163, Greg.Giangrande@timeinc.com

Jill Davison, 212-522-0105, Jill.Davison@timeinc.com